Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-168426) pertaining to the Statoil North America, Inc. 2004 Employee Share Purchase Plan and the Registration Statement (Form F-3 No. 333-167092) of Statoil ASA and Statoil Petroleum AS and in the related Prospectus, of our reports dated 14 March 2011, with respect to the consolidated financial statements of Statoil ASA, and the effectiveness of internal control over financial reporting of Statoil ASA, included in this Annual Report (Form 20-F) for the year ended 31 December 2010.

/s/Ernst & Young AS

Norway
25 March 2011